Exhibit 99.1

Glacier Bancorp, Inc. Announces Acquisition of Thompson Falls Holding Co.
and First State Bank

          KALISPELL, Mont., July 14 /PRNewswire-FirstCall/ -- Glacier Bancorp, Inc. (Nasdaq: GBCI) today announced the signing of a definitive agreement to acquire Thompson Falls Holding Co. in a cash and stock transaction, currently valued at $21.8 million.  Terms of the transaction call for GBCI to pay, in the aggregate, $2.1 million in cash and issue 734,580 shares of common stock. Based on the July 14, 2005, closing price for GBCI stock of $26.85 per share, the current value of the stock consideration is approximately $19.7 million.

          Thompson Falls Holding Co. is a bank holding company for First State Bank, a commercial bank with approximately $156 million in assets and three banking offices in Thompson Falls, Plains and Dillon, Montana.  As part of the transaction, First State Bank will merge into Glacier’s subsidiary, First Security Bank of Missoula.  Reflecting the continued focus on the local communities currently served by First State Bank, the acquired branches will continue to operate under the First State Bank name following the transaction.

          The boards of Glacier and Thompson Falls Holding Co., as well as of their respective subsidiaries First Security Bank of Missoula and First State Bank, unanimously approved the transaction, which is subject to regulatory approval and other customary conditions of closing.  The merger with First State Bank will expand First Security Bank of Missoula’s community banking strategy in Western Montana.  First State Bank will benefit from additional lending capacity and banking services, while maintaining its ability to respond to the individual needs of its customers.

          ”This is a very well run bank that is located in a good market in Western Montana in which we do not currently have a presence,” commented Mick Blodnick, Glacier’s President and CEO.  “Not only are we acquiring a quality community bank, but we also expect that the transaction will be immediately accretive to Glacier’s earnings per share.”

          Bill Bouchee, CEO of First Security Bank of Missoula, added, “The management and support group in Thompson Falls have done a great job in building a strong and respected community banking presence in Sanders County -- a market that complements our existing locations and where we have desired a presence.  We are very excited about adding First State Bank, its customers, and employees to the First Security organization.”

          Skip Baxter, First State Bank’ President and CEO, commented, “We are excited about joining a great company like Glacier with its emphasis on community banking, and, in particular, about working with the First Security Bank team.  This transaction will benefit all of our employees and customers. Teaming up with Glacier and First Security will ensure that we remain a locally-focused institution, and enable us to combine our extraordinary service levels with their comprehensive banking resources.  In addition to a greater array of financial products, the transaction will also allow us to offer higher lending limits to our customers.  We think it’s an exciting and positive relationship for everyone involved.”

          About Glacier Bancorp, Inc.
          Glacier Bancorp, Inc. is the parent company for nine community banks, including Glacier Bank, Kalispell; Glacier Bank, Whitefish; First Security Bank of Missoula; Valley Bank of Helena; Big Sky Western Bank; and Western Security Bank, Billings, all located in Montana; Mountain West Bank, Coeur d’Alene, with operations in Idaho, Utah and Washington; First National Bank-West, Evanston, Wyoming; and Citizens Community Bank, Pocatello, Idaho. Glacier Bancorp, Inc. has 66 banking offices.  At June 30, 2005, Glacier Bancorp, Inc. had total assets of $3.5 billion and capital of $298 million.

          About Thompson Falls Holding Co.
          Headquartered in Thompson Falls, Montana, Thompson Falls Holding Co. is the bank holding company for First State Bank, a Montana state chartered bank with full service branches in Thompson Falls, Plains and Dillon, Montana.  As of June 30, 2005, Thompson Falls Holding Co. and First State Bank, on a consolidated basis, had total assets of $156 million and total equity capital of $13.3 million.

          Forward Looking Statements
          This news release includes forward looking statements, which describe management’s expectations regarding future events and developments such as future operating results, growth in loans and deposits, continued success of GBCI’s style of banking and the strength of the local economies in which it operates.  Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely.  In addition to discussions about risks and uncertainties set forth from time to time in GBCI’s public filings, factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among others, the following possibilities: (1) local, national and international economic conditions are less favorable than expected or have a more direct and pronounced effect on GBCI than expected and adversely affect the company’s ability to continue its internal growth at historical rates and maintain the quality of its earning assets; (2) changes in interest rates reduce interest margins more than expected and negatively affect funding sources; (3) projected business increases following strategic expansion or opening or acquiring new banks and/or branches are lower than expected; (4) costs or difficulties related to the integration of acquisitions are greater than expected; (5) competitive pressure among financial institutions increases significantly; (6) legislation or regulatory requirements or changes adversely affect the businesses in which GBCI is engaged.

SOURCE  Glacier Bancorp, Inc.
          -0-                                                        07/14/2005
          /CONTACT:  Michael J. Blodnick, +1-406-751-4701, or James H. Strosahl, +1-406-751-4702, both of Glacier Bancorp, Inc./